Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 15, 2019, with respect to the consolidated financial statements and schedule of Steadfast Apartment REIT III, Inc., Steadfast Apartment REIT, Inc. and Steadfast Income REIT, Inc., included in the Joint Proxy Statement and Prospectus of Steadfast Apartment REIT III, Inc. and Steadfast Apartment REIT, Inc. that is made a part of the Registration Statement (Form S-4) for the registration of 12,310,000 shares of Steadfast Apartment REIT, Inc. common stock.

/s/ Ernst & Young LLP

Irvine, California

November 5, 2019